EXHIBIT 99.1

For Immediate release:

Contact: Warren R. Wilkinson
Republic Airways Holdings
Tel. (317) 484- 6042

Republic Airways Holdings Announces Court Approval of Omnibus Agreement with US Airways

Indianapolis, Indiana, (March 31, 2005) - Republic Airways Holdings Inc. (NASDAQ/NM: RJET), announced today that Judge Stephen Mitchell of the U.S. Bankruptcy Court for the Eastern District of Virginia in Alexandria today approved the agreement between Republic Airways Holding Inc. and its majority shareholder, Wexford Capital LLC and US Airways Group, Inc.

The omnibus agreement contains several provisions including:

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The amendment of the existing Chautauqua JSA, including: a reduction in compensation of approximately 3% on the existing 35 ERJ-145 fleet effective April 1, 2005; a one-time option for US Airways to remove 5 ERJ-145 aircraft from the existing Chautauqua JSA; under certain specific conditions, a one time right for US Airways to remove an additional 10 ERJ-145 aircraft from the existing Chautauqua JSA; a term extension of one year, from March 2012 to March 2013; and under certain conditions, a right for Chautauqua Airlines to remove up to 15 aircraft from the JSA.( Under no event can the total number of ERJ-145 aircraft removed from the JSA exceed 15).

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Prior to the effective date of US Airways’ plan of reorganization, but no later than December 31, 2005, US Airways may exercise its option to obtain approximately $110 million through the sale and financing of certain assets including ten EMB-170 aircraft currently owned by US Airways and three EMB-170 aircraft currently committed for delivery to US Airways, other EMB-170 related assets and a sale/leaseback financing of 113 commuter slots at Washington Reagan National Airport and 24 commuter slots at New York LaGuardia Airport. In addition US Airways will assign to Republic the leases for an additional 15 EMB-170 aircraft. Republic would enter into a regional jet service agreement that would continue the operation of the EMB-170 aircraft as US Airways Express.

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A conditional commitment from Republic Airways Holdings and/or Wexford Capital LLC to invest $125 million in new equity upon US Airways’ emergence from Chapter 11. The proposed $125 million equity investment is subject to a number of conditions, including US Airways securing at least $350 million in new cash investment (including the $125 million from Republic/Wexford and the $125 million previously secured from Eastshore Aviation, LLC) and Republic’s right to approve US Airways’ business plan.

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After the effective date of US Airways’ Chapter 11 plan of reorganization, in the event that US Airways has not exercised the slots sale/leaseback option, Republic will have an option to purchase/assume leases of all 28 EMB-170 aircraft and to fly them as US Airways Express.

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In the event that US Airways draws down the equity commitment, Republic, at the request of US Airways, may purchase, finance and operate as US Airways Express an additional 22 Embraer 170 and 190 aircraft.

“Republic is pleased with Judge Mitchell’s decision. The affirmation of our amended Chautauqua Airlines jet service agreement along with the potential development of a new jet service agreement to operate Embraer 170 and 190 aircraft under the US Airways Express brand is a very positive development for our employees and shareholders," said Bryan Bedford, chairman, president and CEO of Republic Airways Holdings.

Republic Airways Holdings, based in Indianapolis, Indiana is an airline holding company that operates Chautauqua Airlines, Inc. and Republic Airlines Inc. Its principal operating subsidiary, Chautauqua Airlines offers scheduled passenger service on more than 700 flights daily to 76 cities in 32 states, Canada and the Bahamas through code sharing agreements with four major U.S. airlines. All of its flights are operated under its major airline partner brand, such as AmericanConnection, Delta Connection, United Express and US Airways Express. The airline employs more than 2,600 aviation professionals.

Additional Information
In addition to historical information, this release contains forward-looking statements. Republic Airways may, from time-to-time, make written or oral forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements encompass Republic Airways’ beliefs, expectations, hopes or intentions regarding future events. Words such as "expects," "intends," "believes," "anticipates," "should," "likely" and similar expressions identify forward-looking statements. All forward-looking statements included in this release are made as of the date hereof and are based on information available to Republic Airways as of such date. Republic Airways assumes no obligation to update any forward-looking statement. Actual results may vary, and may vary materially, from those anticipated, estimated, projected or expected for a number of reasons, including, among others, the risks discussed in our Form 10-K and our other filings made with the Securities and Exchange Commission, which discussions are incorporated into this release by reference.